Exhibit 99.1

China Agritech, Inc. Announces Formation of Special Committee

BEIJING, March 13, 2011 /PRNewswire-Asia-FirstCall/ -- China Agritech, Inc. (Nasdaq:CAGC - News) ("China Agritech," or the "Company"), a leading organic compound fertilizer manufacturer and distributor in China, announced that it has formed a Special Committee (the "Committee") of its Board of Directors in order to investigate certain allegations made by third parties with respect to the Company and certain related issues.

The Committee will consist of five members, including Gene Michael Bennett, Lunzhang Dai, and Hailin Zhang, who are members of the Audit Committee of the Board of Directors, and Zheng Wang and Xuenong Zhang, who are members of Board of Directors. The Committee will retain its own independent counsel and forensic accounting firm to advise the Committee in connection with its investigation.

Considering that the investigation will not get underway until next week, the Company will not be able to meet the March 16, 2011 filing deadline for its Form 10-K and will be filing for an extension of time to file its Form 10-K. In addition, because the Form 10-K will not be able to be filed until the investigation is complete, the Company is not able to predict when the filing will take place.

About China Agritech, Inc.

China Agritech, Inc. is engaged in the development, manufacture and distribution of liquid and granular organic compound fertilizers and related products in China. The Company has developed proprietary formulas that provide a continuous supply of high-quality agricultural products while maintaining soil fertility. The Company sells its products to farmers located in 28 provinces of China. For more information, please visit http://www.chinaagritechinc.com.

Safe Harbor Statement

This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, that address activities, events or developments that the Company expects, projects, believes or anticipates will or may occur in the future, including, without limitation, statements about its business or growth strategy, general industry conditions, future operating results of the Company, capital expenditures, expansion and growth opportunities, financing activities and other such matters, are forward-looking statements. Although the Company believes that its expectations stated in this press release are based on reasonable assumptions, actual results may differ from those projected in the forward-looking statements. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the SEC. Except as required by law, China Agritech is under no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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For more information, please contact:

Kevin Theiss/Mr. Shiwei Yin
Investor Relations
Grayling
+1-646-284-9409
kevin.theiss@grayling.com
shiwei.yin@grayling.com

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